EXHIBIT 99.1

RADNOR HOLDINGS CORPORATION

LAUNCHES STRATEGIC SUPPLY CHAIN MANAGEMENT INITIATIVE AND

ANNOUNCES PROMOTIONS

Radnor, PA (PR NEWSWIRE) - September 30, 2005 - Radnor Holdings Corporation (the “Company”) today launched its strategic supply chain management initiative. Michael V. Valenza, the former Chief Financial Officer of the Company, will lead the initiative and will be responsible for all aspects of supply chain management. Paul D. Ridder, the former Corporate Controller, has been appointed the Chief Financial Officer of the Company.

“As a result of rapid growth and new product introductions, supply chain management has become a primary focus of our Company. The initiative will coordinate purchasing, forecasting and logistics, products planning, and customer service. Measuring our performance and providing leadership, as well as training, in these key areas will be the cornerstone to our success as we continue to grow our business. We are excited about our future and grateful for Michael’s and Paul’s leadership to our organization,” said Michael T. Kennedy, Radnor’s Chairman and Chief Executive Officer.

Mr. Valenza has been with the Company for thirteen years and has significant experience in the areas of forecasting, purchasing and logistics. Prior to joining Radnor, Mr. Valenza served in several positions with Arthur Andersen LLP, most recently as a Manager in the Enterprise Group. Mr. Valenza earned a B.S. and M.A. in Accounting from Utah State University.

Mr. Ridder has been with the Company for nine years and has served as Manager of Financial Reporting and most recently as Vice President and Corporate Controller. Prior to joining Radnor, Mr. Ridder held various positions at PricewaterhouseCoopers LLP. Mr. Ridder received his B.S. in Business Administration from Bucknell University and earned his MBA from Villanova University.

In addition, Michael P. Feehan will become Corporate Controller of the Company. Mr. Feehan joined the Company in 2004 as Director of Finance. Prior to joining Radnor, Mr. Feehan held various positions at Arthur Andersen LLP and KPMG LLP, most recently as an Audit Manager. Mr. Feehan received a B.S. in Business Administration from the University of Notre Dame and is currently pursuing his MBA from Villanova University.

Cautionary Statements

This press release includes certain “forward-looking statements.” These statements are based on management’s current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. More detailed information about the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. The Company operates 15 plants in North America and 3 in Europe and distributes its foodservice products from 10 distribution centers throughout the United States. For more information about the Company, visit the Company’s web site at http://www.radnorholdings.com.

CONTACT:

Radnor Holdings Corporation

R. Radcliffe Hastings (Executive Vice President and Treasurer), 610-341-9600

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